UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 5, 2020

TONGJI HEALTHCARE GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	333-140645	99-0364697
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3651 Lindell Road, D517 Las Vegas, Nevada	89103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 479-3016

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 5, 2020, pursuant to the power granted to the Board of Directors (the “Board”) of Tongji Healthcare Group, Inc. (the “Company”) in the Company’s bylaws, the Board increased the size of the Board by one person, to be a total of five (5) persons. Also effective August 5, 2020, the Board appointed Harris Tulchin as a director to fill the newly created vacancy, to serve in such position until his earlier death, resignation or removal from office.

Harris Tulchin, aged 68, is an entertainment lawyer, producer, author, and producer’s representative and has been practicing entertainment, transactional, and labor law since 1978. He is the Chairman, founder and owner of Harris Tulchin & Associates LTD, an international entertainment and multimedia law firm that provides legal services to its clients in the motion picture, television, music, and multimedia industries. Mr. Tulchin has served as the Chairman of Harris Tulchin & Associates LTD since his firm’s incorporation in 2000 where he has represented clients in every facet of the entertainment industry, including major film studios, producers, writers, directors, actors, digital developers, animators, and musicians. Mr. Tulchin has also held numerous senior roles at various other companies in his career, serving as, among others, Senior Vice President of Business Affairs and General Counsel for Cinema Group, General Counsel and Head of Business Affairs for KCET Television, Senior Counsel for United Artists, Director of Business Affairs at MGM Television, and Counsel for Filmways Pictures. He has produced or executive produced over a dozen films, including “To Sleep With Anger” starring Danny Glover and directed by Charles Burnett, which was admitted into Sundance and Cannes Film Festivals in 1990, and was a winner of four Independent Spirit Awards. Mr. Tulchin is also the co-author of a book considered a staple of the motion picture industry, entitled: “The Independent Film Producer’s Survival Guide: A Legal and Business Sourcebook”, published by Schirmer Press, New York (2002, 2005, 2010).

In addition to serving as Chairman of his law firm, Mr. Tulchin also serves as Chief Legal Adviser and a member of the advisory board of Cinezen Blockchained Entertainment AB, a Swedish start-up blockchain/cryptocurrency video-on-demand distribution platform with the goal to revolutionize the existing model of film distribution. He has served in these capacities since the Company’s inception in September 2017, and provides guidance on business and legal issues in connection with the company’s operations.

In his role as director of the Company, Mr. Tulchin brings a wealth of expertise in both the legal and business aspects of the development, production, financing and distribution of entertainment product, and the international licensing of content in all media and will provide valuable guidance to the Company as it endeavors to implement its plan of operations.

He is a graduate of Cornell University and UC Hastings College of Law, and was admitted to The State Bar of California in 1979 and the Hawaii State Bar in 1978. He is presently inactive in Hawaii.

Director Agreement

On August 5, 2020, immediately after, and in connection with, his appointment a director of the Company, Mr. Tulchin and the Company entered into a director agreement (the “Director Agreement”). The Director Agreement, also dated August 5, 2020, sets out the terms and conditions of Mr. Tulchin’s role as a director of the Company.

Pursuant to the Director Agreement, Mr. Tulchin agreed to serve as a director of the Company, provided that the Company acknowledges that Mr. Tulchin currently holds positions with other companies, and agrees that Mr. Tulchin may continue to hold such positions so long as they do not interfere with Mr. Tulchin’s obligations as a director of the Company (such as providing sufficient time and attention to the Company, in the form of participation in telephonic and/or in-person phone meetings). As compensation for his services as a director, the Company agreed to issue Mr. Tulchin a number of shares of common stock of the Company having a fair market value (as defined in the Director Agreement) of $25,000 at the end of each calendar quarter that he serves as a director. The Company also agreed to reimburse Mr. Tulchin for out of pocket, reasonable expenses incurred in connection with his services as a director of the Company. Pursuant to the Director Agreement, the Company agreed to customary provisions relating to ownership of intellectual property created by Mr. Tulchin on behalf of the Company in his capacity as a director to, to the extent related to the Company’s influencer business. The Director Agreement also contains customary confidentiality provisions.

The Director Agreement will remain in full force and effect until the resignation, removal, or death of Mr. Tulchin. The Director Agreement may be amended or terminated only upon the mutual agreement of the Company and Mr. Tulchin.

The foregoing description is subject to, and qualified in its entirety by the Director Agreement attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1	Director Agreement between Tongji Healthcare Group, Inc. and Harris Tulchin dated August 5, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 11, 2020	TONGJI HEALTHCARE GROUP, INC

	By:	/s/ Amir Ben-Yohanan
Amir Ben-Yohanan
Chief Executive Officer